225 Franklin Street Boston, MA 02110-2804 United States of America

FOR IMMEDIATE RELEASE

Contact:	Hannah Grove
617-664-3377

State Street Announces Staff Reductions

Part Of Ongoing Process to Align Resources With Market Opportunities

Boston, MA - April 29, 2002 - State Street Corporation (NYSE: STT) today announced that it plans to reduce its staff by approximately 375 positions. Most of the positions are in State Street's eastern Massachusetts locations.

"As we've indicated recently, we will continue to align people and resources to keep pace with market opportunities and business growth. This will result in periodic reductions, such as the ones we've had to date, but there will be hiring and expansion in growth areas, such as servicing for alternative investments and investment manager outsourcing," said David A. Spina, chairman and CEO of State Street Corporation. "These reductions are also the result of our ongoing efforts to leverage the efficiencies we have created from our continual investment across a broad range of technologies."

The company anticipates that severance benefits and expenses related to the reductions will decrease second-quarter diluted earnings per share by approximately four cents ($0.04). The savings from these actions are expected to offset the costs by the end of the year, and the net impact will be neutral to diluted earnings per share for the full year.

State Street will provide transition services to affected employees.

State Street Corporation (NYSE: STT) is the world's leading specialist in providing sophisticated global investors with investment servicing and investment management. With $6.3 trillion in assets under custody and $808 billion in assets under management, State Street is headquartered in Boston, Massachusetts and operates in 22 countries and 100 markets worldwide.

This news release may contain forward-looking statements, as defined by federal securities laws, including statements about the financial outlook and business environment. Any such statements are based on current expectations and involve a number of risks and uncertainties. Important factors, including those mentioned in this news release, that could cause actual results to differ materially are set forth in the company's 2001 annual report and subsequent SEC filings. They include risks and uncertainties relating to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street's business mix, and the dynamics of the markets State Street serves. State Street encourages investors to review its annual report and SEC filings in conjunction with this announcement and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date of release, April 29, 2002, and the company does not undertake to revise those forward-looking statements to reflect events after the date of this release.

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